Exhibit 10.1

July 23, 2018

Dear Raghu:

We are pleased to present this offer for the position of interim President and Chief Executive Officer (“Interim CEO”) at TiVo Corporation (“TiVo” or the “Company”), commencing on July 5, 2018 and reporting to the Board of Directors (the “Board”), pursuant to the terms of this letter agreement (this “Agreement”) and the Executive Severance and Arbitration Agreement entered into by the Company and you (the “Severance Agreement”). In the event of a conflict between any of the terms of this Agreement and any of the terms of (1) any of the agreements related to any equity awards granted to you other than awards for service as a member of the Board, the terms of this Agreement shall prevail, and (2) the Severance Agreement, the terms of the Severance Agreement shall prevail. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Severance Agreement. For clarity, the Board has the authority to take any action or make any decision described in this Agreement as an action to be taken or decision to be made by the Compensation Committee of the Board (the “Compensation Committee”).

Compensation and Benefits

Base Salary. Your compensation will include an annual base salary of $750,000 per year, paid in semi-monthly installments of $31,250 each, and subject to standard payroll deductions and withholdings (the “Base Salary”). Your Base Salary will be subject to review and adjustment by the Compensation Committee on an annual basis. Your Base Salary will be pro rated for any partial period in which you serve as Interim CEO.

Annual Incentives. For the 2018 fiscal year and subsequent fiscal years, you will participate in the Company’s standard Senior Executive Company Incentive Plan (the “EIP”) applicable to each such year (for each such year, the “Annual Incentive”). Upon 100% achievement of targets thereunder, the EIP will provide you an Annual Incentive payout equal to 125% of your Base Salary earned during the applicable fiscal year, with a maximum payout of up to two times such target amount and a threshold as set by the Compensation Committee, subject to the terms and conditions applicable to such payouts and benefits. Such Annual Incentive and the EIP will be reviewed annually by the Compensation Committee, provided that there shall be no decrease of “target” and “maximum” payouts. Notwithstanding anything to the contrary in the EIP, you need not be employed by the Company for the entire fiscal year or on the day that your Annual Incentive (if any) for a fiscal year is scheduled to be paid in order to earn and receive such Annual Incentive, provided that in the event you are employed by the Company for less than the full fiscal year, your Annual Incentive will be pro rated to reflect the portion of the year during which you served as Interim CEO. Any earned Annual Incentives shall be subject to standard payroll deductions and withholdings, and paid no later than March 15th of the year following the applicable fiscal year.

Long-Term Incentive Compensation.

Restricted Stock Unit Awards. Subject to your continued employment, on August 1, 2018, you will be granted a restricted stock unit award (the “RSU”), with a total value of $2,000,000. The number of units underlying the RSU will be determined by dividing $2,000,000 by the closing price of TiVo’s common stock on July 31, 2018. The RSU shall be subject to a quarterly vesting schedule, with one-fourth of the units vesting every three months after the grant date. Except as discussed in the Severance Agreement in the event of certain termination events, the vesting of the RSU is conditioned on your remaining in employment as Interim CEO of the Company through the applicable vesting date. The RSU will be granted pursuant to the Titan Equity Incentive Award Plan, as amended. Also, as a condition to the award, the RSU award documentation will provide that you not publicly resell any vested portion of the RSU during your tenure as Interim CEO of the Company.

Other Benefits. As a TiVo employee, you will be eligible to receive Company benefits pursuant to Company policy and subject to the terms and conditions of the governing plans, including without limitation reimbursement for your travel and housing expenses in travelling from your home and working at the Company’s San Jose offices. To the extent that any reimbursement of expenses or in-kind benefits provided to Executive under this Agreement are subject to the provisions of Section 409A: (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within sixty (60) days after the expense is incurred, (b) any such reimbursements will be paid as soon as administratively practicable in accordance with the Company’s timing for expense reimbursement (but in all cases no later than December 31 of the year following the year in which the expense was incurred in order to maintain compliance with Section 409A), (c) the amount of expenses eligible for such expense reimbursement or the in-kind benefits provided during a taxable year of Executive shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, and (d) the right to reimbursement or to in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

Other Agreements/Policies

As a condition of your employment as Interim CEO, you must execute and deliver the following documents:

1)	Proprietary Information, Inventions and Ethics Agreement;

2)	Procedures and Guidelines Governing Securities Trades by Company Personnel;

3)	Code of Personal and Business Conduct and Ethics; and

4)	Arbitration Policy.

In addition, your employment is conditioned upon satisfactory proof of your right to work in the United States.

At Will Employment

TiVo’s employment relationship with you is at-will, and therefore either TiVo or a Subsidiary, as applicable, or you may terminate the employment relationship at any time, with or without Cause and with or without advance notice. Your employment at-will status may only be modified in a written agreement signed by you and a duly authorized member of the Board. Notwithstanding the foregoing, simultaneously with the execution of this Agreement, the Company and you shall execute the Severance Agreement attached hereto as Exhibit A, under which you would be provided certain benefits set forth therein upon the occurrence of the events specified therein. Any dispute arising out of or relating to your employment with the Company or such Subsidiary will be subject to binding arbitration as set forth in the Severance Agreement.

If your employment is terminated by the Company or such Subsidiary for Cause or you terminate your employment with the Company or such Subsidiary for any reason (each, a “Nonqualifying Termination”), you will receive your Base Salary accrued through your last day of employment and all incurred but unreimbursed business expenses through such date that are reimbursable in accordance with the Company’s then-current reimbursement policy, and your right to receive any other form of compensation and benefits will terminate immediately upon the effective date of such Nonqualifying Termination (including, without limitation, any equity awards to the extent outstanding and unvested as of the date of such Nonqualifying Termination). Without limiting the foregoing, you (i) will not receive any Base Salary for any period after the effective date of any such Nonqualifying Termination, (ii) will not receive any Annual Incentive under the EIP for the fiscal year during which any such Nonqualifying Termination occurs, (iii) will not receive any Annual Incentive under the EIP for the fiscal year immediately prior to the year during which any such Nonqualifying Termination occurs if such Nonqualifying Termination occurs prior to the payment date of such Annual Incentive, and (iv) will not be entitled to further vesting or accelerated exercisability of any equity awards following any such Nonqualifying Termination.

Section 409A

It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.

Miscellaneous

All compensation paid or granted to you by the Company will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntary terminate employment for a “constructive termination” or any similar term under any plan of or agreement with the Company.

Your existing coverage under the Company’s Director & Officer Liability Insurance shall be unaffected by this Agreement.

Upon your commencement of employment as Interim CEO, this Agreement and the other agreements referenced herein shall be the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and shall supersede and replace any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that (i) you may not assign any of your duties or rights hereunder without the express written consent of the Company, and (ii) the Company may assign this Agreement only to a successor in interest that assumes this Agreement and the Severance Agreement and the liabilities hereunder and thereunder in writing. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

If the foregoing meets with your approval, please indicate by signing below and returning a copy of this Agreement to TiVo’s HR Department to the attention of Connie Puglia. By signing below, you further agree to respect the Company’s work rules and faithfully carry out the duties herein. Two duplicates of this Agreement are to be created; both the Company and you will retain a copy.

Sincerely,

/s/ James E. Meyer

James E. Meyer
Chairman of the Board of Directors

Agreed & Accepted: /s/ Raghavendra Rau________________________            July 25, 2018
Raghavendra Rau                            Date

Exhibit A
Severance Agreement

[Reference is made to Exhibit 10.2 of TiVo Corporation Form 8-K filed with the Securities and Exchange Commission on July 27, 2018]